Investor Relations Agreement
The Catalyst Shareholder Services Company
& Cascade Energy, Inc.

This Agreement dated for reference the 1st day of June, 2005 (the "Effective Date").

BETWEEN:

CASCADE ENERGY, INC., a Company incorporated under the laws of Nevada, having its business office at 11300 West Olympic Boulevard, Suite 800, Los Angeles CA, USA 90064;

(the "Company")

AND:

THE CATALYST SHAREHOLDER SERVICES COMPANY, a sole proprietorship under the laws of British Columbia, having its business office at 699 Cardero Street, Suite 2203, Vancouver, British Columbia, Canada V6G 3H7;

(the "Contractor")

WHEREAS:

A. The common stock of the Company is currently quoted on the National Association of Securities Dealers' over-the-counter bulletin board in the United States;

B. The Company wishes to retain the Contractor to assist with its investor relations and the Contractor has agreed to assist with the investor relations of the Company in accordance with the terms of this agreement (the "Agreement");

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Appointment and Authority of the Contractor

1.1 Appointment of the Contractor

The Company appoints the Contractor to perform the services for the benefit of the Company hereinafter set forth, and the Company authorizes the Contractor to exercise the powers provided under this Agreement. The Contractor accepts this appointment on the terms and conditions herein set forth.

1.2 Independent Contractor

In performing the services hereunder, the Contractor shall be:

(a) An independent contractor and not an employee or agent of the Company, except that the Contractor shall be the agent of the Company solely in circumstances where the Contractor must be the agent to carry out his obligations as set forth in this Agreement. Nothing in this Agreement shall be deemed to require the Contractor to provide his services exclusively to the Company and the

Confidential	Page 1	10/24/2005

Investor Relations Agreement
The Catalyst Shareholder Services Company
& Cascade Energy, Inc.

Contractor hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers by statute on the Contractor's behalf and the Contractor shall not be entitled to the fringe benefits provided by the Company to its employees; and

2. Duties of the Contractor

2.1 General

The Contractor shall:

(a) Assist with the investor relations of the Company pursuant to the terms and conditions of this Agreement;

(b) At all times, be subject to the general or specific instructions or direction of the Company and shall keep the Company informed as to all matters concerning its activities;

2.2 The Contractor's Activities

The Contractor shall:

(a) Conform to all lawful instructions and directions from time to time given to him by the officers and directors of the Company;

(b) Devote sufficient time and attention to the business and affairs of the Company to fully and properly carry out the services contemplated by this Agreement;

(c) Assist with coordinating and disseminating news and information of the Company to the public and to the shareholders of the Company;

(d) Initiate and maintain contact with brokers and brokerage houses to provide them with the news of the Company;

(e) Arrange for the attendance or representation of the Company at conferences of analysts;

(f) Subject to the control and direction of the Company, prepare corporate and product related materials for distribution to brokers, analysts, investment advisers, shareholders and the public and distribute same to brokers, analysts, investment advisors, shareholders and the public;

(g) Do all such acts and things as may be required to foster a positive reputation of the Company and its securities in the marketplace;

(h) Notify the Company of any major inquiry, complaint or request made by the general public or any regulatory authority and deliver to the Company copies of

Confidential	Page 2	10/24/2005

Investor Relations Agreement
The Catalyst Shareholder Services Company
& Cascade Energy, Inc.

any supporting papers received in connection with such inquiry, complaint and request;

(i) Perform all other functions relating to investor awareness of the Company as directed by the Company in accordance and as limited by this Agreement;

2.3 Dissemination of Information

The Contractor:

(a) Shall not disseminate false or misleading information relating to the Company to any person;

(b) Shall disseminate news and information authorized by the Company and/or its designated officer for public release; and

(c) Shall disseminate news and information from materials received or authorized by the Company and/or its designated officer for public release.

(d) Shall, in its discretion, disseminate forward looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 with respect to the information received from the Company and/or its designated office described above, with appropriate disclosure.

2.4 Authority of the Contractor

The Company hereby authorizes the Contractor, subject to the other provisions of this Agreement, to do all acts and things as the Contractor may in his discretion deem necessary or desirable to enable the Contractor to carry out his duties.

2.5 Limitations and Restrictions

The Contractor shall not be entitled to enter into any commitment, contractual or other, binding upon, or pledge the credit of, the Company without the express prior written consent of the President or the directors.

2.6 Compliance with Laws

The Contractor agrees that it will perform the services under this Agreement in accordance with all applicable laws including, but not limited to the Securities Act of 1933 and the Securities Exchange Act of 1934, its rules and regulations, and the rules and policies of the NASD Stock Quotation Service and the NASDAQ STOCK EXCHANGE, as applicable.

Confidential	Page 3	10/24/2005

Investor Relations Agreement
The Catalyst Shareholder Services Company
& Cascade Energy, Inc.

3. Company's Agreements

3.1 Compensation of the Contractor

As compensation for the services rendered by the Contractor pursuant to this agreement, the Company agrees to pay the contractor a monthly fee of US $10,000.00 such payments to commence as of the Effective Date of this agreement and thereafter as agreed.

3.2 The Contractor's Expenses

The Company further agrees to pay the Contractors expenses incurred pursuant to the investor relations program including mailing and courier costs, long distance and/or toll-free telephone charges, printing costs, news release costs and other expenditures provided that the Contractor will not incur any single expenditure in excess of US $5,000.00 without obtaining the prior written consent of the Company. The Contractor agrees to provide the Company with supporting documentation for the disbursements and expenses incurred where procurable and upon request.

3.3 Access to Company Information

The Company shall make available to the Contractor such information and data and shall permit the Contractor to have access to such documents or premises as are necessary to enable it to perform the services provided for under this Agreement.

3.4 Indemnity

Because Contractor’s activities are directed by and approved by the Company and/or its designees, and are based on the information it receives directly from the Company and/or its designees, the Contractor shall not assume any liability or responsibility related to said activities, or any consequences related to said activities, or their use or misuse. The Company hereby further agrees to indemnify the Contractor against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising there from (collectively a “Claim”), in which the Contractor may be involved (whether as a witness or a party) as a result of a statement made or document distributed by the Company or Contractor on the Company’s and/or its designee's behalf, which contains any false or misleading statement or omission of material fact or which violates any statute, rule or order of any statement, document, fact or information provided to Contractor by the Company or its designee, other than through the gross negligence of Contractor.

4. Duration of Service

4.1 Effective Date

This Agreement shall commence as of June 1st 2005.

Confidential	Page 4	10/24/2005

Investor Relations Agreement
The Catalyst Shareholder Services Company
& Cascade Energy, Inc.

4.2 Term

This Agreement shall enure to the benefit of the parties for a period of three months commencing as of the Effective Date, and will renew automatically, on a month to month basis, subject to Section 4.3.

4.3 Termination

This Agreement may be terminated by:

(a) The Company, at any time, giving the Contractor written notice of such termination at least 30 days prior to the termination date set forth in that notice;

(b) The Contractor, at any time, giving the Company written notice of such termination at least 30 days prior to the termination date set forth in that notice;

(c) The Contractor, acting reasonably, immediately, upon the failure of the Company to pay the fee as provided for in Section 3.1 above.

4.4 Automatic Termination

If during the term of this Agreement the shares of the Company cease to be quoted, are cease traded or halted by regulatory authorities for a period of more than 30 days, this Agreement will automatically terminate without liability to either party, subject to the option of the Company to continue this Agreement.

4.5 Compensation of the Contractor on Termination

Upon termination of this Agreement, the Contractor shall be entitled to receive as his full and sole compensation in discharge of obligations of the Company to the Contractor under this Agreement all sums due and payable under this Agreement to the date of termination and the Contractor shall have no right to receive any further payments.

5. Confidentiality

5.1 Ownership of Work Product

All reports, documents, concepts, products and processes together with any marketing schemes, business and sales contracts, and any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Contractor, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Contractor in the performance of his obligations hereunder (collectively, the "Work Product") shall belong exclusively to the Contractor which shall be entitled, exclusively, to all right, interest, profits or benefits in respect thereof.

Confidential	Page 5	10/24/2005

Investor Relations Agreement
The Catalyst Shareholder Services Company
& Cascade Energy, Inc.

5.2 Confidentiality

Except as authorized or required by his duties, the Contractor shall not reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings, or any information concerning the organization, business, finances, transactions or other affairs of the Company of which he becomes aware during the term of this Agreement. The Contractor shall keep secret all confidential information entrusted to him and shall not use or attempt to use this information in any manner which might injure or cause loss, either directly or indirectly, to the Company's business. This restriction shall continue to apply after the termination of this Agreement but shall cease to apply to information, which may come into the public domain, other than as a result of disclosure by the Contractor.

5.3 Fiduciary Obligations

Without limiting the generality of the foregoing, during the term of this Agreement, the Contractor shall not act in any manner contrary to the terms of this Agreement, or contrary to the best interests of the Company.

6. Miscellaneous

6.1 Severability

Each provision of this Agreement is intended to be severable. If any term or provision hereof shall be determined by a court or competent jurisdiction to be illegal or invalid for any reason whatsoever, that provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

6.2 Waiver and Consents

No consent, approval or waiver, express or implied, by either party hereto, to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party. The failure of a party to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of the breach or default of the other shall not be construed to waive or limit the need for such consent or approval in any other instance.

6.3 Governing Law

This Agreement and all matters arising thereunder shall be governed by the laws of the Province of British Columbia

6.4 Successors, Etc.

This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective heirs and successors.

Confidential	Page 6	10/24/2005

Investor Relations Agreement
The Catalyst Shareholder Services Company
& Cascade Energy, Inc.

6.5 Assignment

This Agreement may not be assigned to any other party.

6.6 Entire Agreement and Modifications

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the parties.

6.7 Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or 48 hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Contractor as follows:

To the Company:

CASCADE ENERGY, INC.
11300 West Olympic Boulevard, Los Angeles CA, 90064 USA;

To the Contractor:

THE CATALYST SHAREHOLDER SERVICES COMPANY
699 Cardero Street, Suite 2203, Vancouver, British Columbia, Canada V6G3H7;

Or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

6.8 Time of the Essence

Time is of the essence.

6.9 Further Assurances

From time to time after the execution of this Agreement, the parties will make, do, execute or cause or permit to be made, done or executed all additional lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.10 Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one instrument.

Confidential	Page 7	10/24/2005

Investor Relations Agreement
The Catalyst Shareholder Services Company
& Cascade Energy, Inc.

6.11 Survival of Indemnities

The indemnities given under this Agreement will survive the termination of this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

CASCADE ENERGY, INC.	THE CATALYST SHAREHOLDER SERVICES COMPANY
Per: Sam Johal	Per: Murray Fleming, Proprietor

/s/ signed	/s/ signed
Authorized Signatory	Authorized Signatory

Confidential	Page 8	10/24/2005